Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond VA 23219-0501

+1 804.444.1000
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations

Alison von Puschendorf tel: +1 804-444-7284 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Second Quarter Sales Growth and Improved Business Segment Profits

Second Quarter Highlights:

•	EPS of $0.29 (adjusted EPS of $0.35 excluding restructuring charges of $0.06)

•	Sales Grow 8% Driven by Volume Gains in Targeted Packaging and Chemicals Markets

•	Total Emerging Markets Sales Grow 17% Led by Double-Digit Increases in China and Brazil

•	Combined Packaging Operating Profit Up 34%; Total Business Segment Operating Profit Up 45%

RICHMOND, VA (July 28, 2010)—MeadWestvaco Corporation (NYSE: MWV) today reported year-over-year sales growth and improved business segment profits for the second quarter ended June 30, 2010. The strong performance reflects the company’s continued execution of strategies to generate higher shareholder returns, including growing profitably in attractive global packaging and other markets, reducing overhead costs and improving the overall operating productivity of its manufacturing facilities and supply chain. Combined operating profit from the company’s business segments increased 45 percent to $178 million in the second quarter of 2010 compared to $123 million in the second quarter of 2009. All of the company’s businesses contributed to the year-over-year improvement, with strong profit increases from the Packaging Resources and Specialty Chemicals segments.

“MWV’s performance record shows that momentum from our strategies is building across our businesses and delivering strong results,” said John A. Luke, Jr., chairman and chief executive officer. “In what remains a difficult environment, we are continuing to increase the fundamental profitability levels of our businesses. Key elements of our success continue to be a balanced focus on executing profitable growth initiatives in global packaging markets and improving our cost structure and operating productivity. These strategies have delivered strong results in a challenging global economic environment and we expect them to have a more pronounced bottom-line impact when the economy recovers.”

Quarterly Comparison

Net income in the second quarter of 2010 was $50 million, or $0.29 per share, which includes after-tax restructuring charges of $11 million, or $0.06 per share. This compares to net income in the second quarter of 2009 of $125 million, or $0.72 per share, which included after-tax income of $112 million, or $0.65 per share, from alternative fuel credits earned under 2007 legislation that expired on December 31, 2009, as well as after-tax restructuring charges of $25 million, or $0.15 per share. Sales in the second quarter of 2010 increased 8 percent to $1.55 billion compared to $1.43 billion in the second quarter of 2009.

Packaging Resources

In the Packaging Resources segment, profit increased 47 percent to $72 million in the second quarter of 2010 compared to $49 million in the second quarter of 2009. The segment increased sales volume of targeted products, improved product mix and achieved solid gains in productivity. These benefits were partially offset by input cost inflation, principally freight and raw materials. Fiber costs were higher due to continuing effects from the first quarter’s severe weather in the South and South East regions in the U.S. Rigesa, the company’s Brazilian operation, had strong year-over-year profit growth in the second quarter of 2010 driven by higher volumes, increased pricing and improved productivity. Sales increased 10 percent to $677 million in the second quarter of 2010 compared to $614 million in the second quarter of 2009. In the second quarter of 2010, bleached paperboard shipments increased 3 percent as the segment continued to prioritize its highest-return products, resulting in growth and market share gains in value-added commercial print and food service markets. The segment also had strong liquid packaging shipment growth while tobacco shipments remained steady. In the second quarter of 2010, Coated Natural Kraft (CNK®) shipments increased 3 percent compared to second quarter of 2009 driven by continuing gains in global retail food packaging.

Consumer Solutions

In the Consumer Solutions segment, profit increased to $27 million in the second quarter of 2010 compared to $25 million in the second quarter of 2009. Increased profit was primarily driven by continued benefits from the segment’s business model improvement actions, including better manufacturing productivity and lower overhead costs. Strong volume growth in home and garden solutions, volume growth and share gains in targeted markets in personal care and healthcare, as well as steady gains in beverage markets also contributed to increased segment profit. These benefits were partially offset by costs related to actions to further align the segment’s manufacturing base (primarily in Western Europe), higher raw material costs and unfavorable foreign currency exchange. Sales were $554 million in the second quarter of 2010, unchanged from the second quarter of 2009. Year-over-year volume was up slightly as strong growth in the home and garden market, as well as volume growth and share gains in targeted personal care and beverage markets were offset by the impact from strategic exits of low-return product lines and customers.

Consumer & Office Products

In the Consumer & Office Products segment, profit was $31 million in the second quarter of 2010, unchanged from the second quarter of 2009. Benefits from productivity improvement actions and favorable foreign currency exchange were offset by expected lower back-to-school shipments as major retail customers continue to shift their buying patterns for the category closer to actual sell-through during the back-to-school shopping season. Sales in the second quarter of 2010 were $226 million compared to $234 million in the second quarter of 2009. Volumes in the back-to-school business were especially strong in last year’s second quarter. In 2010, the planned lower volume in back-to-school was offset somewhat by slightly better mix in the segment’s time management products business as well as from higher volumes in Brazil due to the acquisition of Grafons and modest improvement at Tilibra. The integration of the Grafons acquisition was completed during the quarter, in time for the busy back-to-school season in the second half of the year.

Specialty Chemicals

In the Specialty Chemicals segment, profit increased to $36 million in the second quarter of 2010 compared to $15 million in the second quarter of 2009. Increased profit was driven by strong volume growth across the segment’s performance chemicals and carbon technologies offerings. Sales in the second quarter of 2010 increased to $180 million compared to $116 million in the second quarter of 2009. The segment experienced strong demand for its asphalt solutions in emerging markets, as well as continued strong performance in chemicals for oilfield services and adhesive applications. Volumes in the second quarter of 2010 also benefited from increased automotive production in both North America and Europe compared to the second quarter of 2009.

Community Development and Land Management

In the Community Development and Land Management segment, profit was $12 million in the second quarter of 2010 compared to $3 million in the second quarter of 2009. Profit from real estate activities was $9 million in the second quarter of 2010 compared to $1 million in the second quarter of 2009. The segment sold approximately 5,700 acres for gross proceeds of $15 million in the second quarter of 2010 compared to approximately 1,700 acres for gross proceeds of $5 million in the second quarter of 2009. Profit from forestry operations and leasing activities was $3 million in the second quarter of 2010 compared to $2 million in the second quarter of 2009. Sales were $36 million in the second quarter of 2010 compared to $23 million in the second quarter of 2009. The real estate sector remains challenging due to continued credit tightening and weak consumer spending. These factors will likely continue to influence near-term results. During this time, the segment will continue to move forward with its near- and long-term real estate value creation plans, including enhancing rural land, and entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other loss was $102 million in the second quarter of 2010 compared to income of $45 million in the second quarter of 2009. The results for the second quarter of 2010 include restructuring charges of $16 million. The results for the second quarter of 2009 include income from alternative fuel credits totaling $178 million, as well as restructuring charges of $39 million.

Other Items

In the second quarter of 2010, total pre-tax input costs of energy, raw materials and freight increased $33 million over the second quarter of 2009.

In the second quarter of 2010, the pre-tax impact from unfavorable foreign currency exchange was $7 million compared to the second quarter of 2009.

Cash flow provided by operations was approximately $60 million in the first half of 2010 compared to $266 million in the first half of 2009. The year-over-year decrease was primarily driven by cash received from alternative fuel credits totaling $134 million in the first half of 2009, as well as from higher employee incentive compensation payments compared to 2009.

Capital spending was $78 million in the first half of 2010 compared to $92 million in the first half of 2009.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

MWV paid a regular quarterly dividend of $0.23 during the second quarter of 2010, and on June 29, 2010, declared a quarterly dividend of $0.23 payable on September 1, 2010, to stockholders of record at the close of business on August 2, 2010.

The effective tax rate in the second quarter of 2010 was 34 percent. The annual effective tax rate in 2010 excluding discrete items is expected to be approximately 31 percent.

Outlook

Visibility in the second half of the year remains limited as the resiliency and pace of today’s stable demand trends remain uncertain given the macroeconomic challenges, particularly in the U.S. and Europe where high unemployment rates, stagnant wages and a weak housing market are factors. The company remains intensely focused on executing its transformation strategies and expects continued benefits from its market participation strategies centered on higher growth markets and differentiated products, its strong and growing positions in emerging markets and ongoing cost reductions and operating productivity to drive improved year-over-year performance in the third quarter of 2010. The degree of the expected improvement will depend on further macroeconomic developments that are unpredictable at this time.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (800) 230-1092 (toll-free domestic) or 1 (612) 234-9960 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. (EDT) on July 28, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 162282. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investors, and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, media and entertainment, home and garden, tobacco, and commercial print industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 20,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the sixth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$1,552	$1,432	$2,954	$2,786

Cost of sales	1,247	1,202	2,406	2,396
Selling, general and administrative expenses	186	196	365	403
Interest expense	49	51	96	103
Other income, net	(6)	(185)	(12)	(193)

Income before income taxes	76	168	99	77
Income tax provision	26	43	25	31

Net income attributable to the company	$50	$125	$74	$46

Net income per basic and diluted share	$0.29	$0.72	$0.43	$0.27

Shares used to compute net income per share:
Basic	171.0	171.3	171.2	171.2
Diluted	173.4	172.9	173.7	172.2

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$659	$850
Accounts receivable, net	866	935
Inventories	690	590
Other current assets	161	155

Current assets	2,376	2,530

Property, plant, equipment and forestlands, net	3,291	3,442
Prepaid pension asset	902	938
Goodwill	798	818
Other assets	1,246	1,293

	$8,613	$9,021

Liabilities and equity
Accounts payable	$604	$559
Accrued expenses	587	673
Notes payable and current maturities of long-term debt	15	13

Current liabilities	1,206	1,245

Long-term debt	2,136	2,153
Other long-term obligations	1,131	1,172
Deferred income taxes	985	1,028

Shareholders’ equity	3,136	3,406
Non-controlling interest	19	17

Total equity	3,155	3,423

	$8,613	$9,021

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales
Packaging Resources	$677	$614	$1,301	$1,182
Consumer Solutions	554	554	1,076	1,087
Consumer & Office Products	226	234	400	397
Specialty Chemicals	180	116	318	210
Community Development and Land Management	36	23	81	109
Corporate and Other [1]	—	13	—	24

Total	1,673	1,554	3,176	3,009
Inter-segment eliminations	(121)	(122)	(222)	(223)

Consolidated totals	$1,552	$1,432	$2,954	$2,786

Segment profit
Packaging Resources	$72	$49	$102	$68
Consumer Solutions	27	25	48	38
Consumer & Office Products	31	31	37	26
Specialty Chemicals	36	15	61	16
Community Development and Land Management	12	3	35	59

Subtotal	178	123	283	207
Corporate and Other [2,3]	(102)	45	(184)	(130)

Consolidated totals [4]	$76	$168	$99	$77

[1]	Sales included in Corporate and Other reflect results from the company’s specialty papers division, which was sold in the fourth quarter of 2009.
[2]	Corporate and Other includes restructuring charges, pension income, interest expense and income, gains and losses on certain asset sales, and non-controlling interest income and losses.
[3]	Corporate and Other includes income from alternative fuel credits of $178 million for both the three and six months ended June 30, 2009. The credit expired on December 31, 2009.
[4]	Consolidated totals represent income before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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